Comstock Mining Announces Record September Gold Pours, Third Quarter Highlights

Virginia City, NV (October 2, 2014) -- Comstock Mining Inc. (the “Company” or “CMI” or “we”) (NYSE MKT: LODE) today announced selected production highlights and unaudited financial results for the quarter ended September 30, 2014.

2014 Third Quarter Flash Highlights

•	Record highest pours for a single month of September 2014, with gold equivalent of 2,423 ounces.

•	Mining revenue from the sale of gold for the current quarter was $6.5 million.

•	Gold and silver shipments totaled 4,997 ounces and 61,001 ounces, respectively, in the third quarter, with silver representing a 26% increase from the prior quarter.

•	Weighted average gold grade was 0.026 ounces per ton and silver grade was over 0.550.

•	Metallurgical yields improved to 80%, from a previous average estimate of 76%.

•	Strip ratio improved to below 4.8:1, down from 6.7:1 last quarter and trending positive.

•	Cost reductions, when comparing 2014 to 2013 year to date, totaled $7.5 million.

•	Reduced our debt balance during the quarter by $2.2 million.

•	Cash and cash equivalents were $9.25 million at September 30, 2014.

•	Expanded land holdings in Lyon and Storey County by over 435 acres, bringing the land position to almost 8,000 acres, and securing options on over 1,300 more.

•
Expanded and amended our landmark, Storey County Special Use Permit to expand mining and processing capability. This permit represents one of the most significant and collaborative permit approvals in the Company's history and lays a tremendous foundation for future growth.

•	Honored with a 2013 first place safety award from the Nevada Mining Association, joining Newmont and Barrick as the only other medium-sized category winners.

•	Welcomed Tesla to the Storey County family, a remarkable place to live and work.

Comstock’s Chief Executive Officer, Corrado De Gasperis commented, “We have generated our second straight quarter of positive cash from operations and achieved significant progress in our four focus areas so far this year: lowering our costs, strengthening our balance sheet, enhancing our mine plan and operations and expanding our land position. Cash cost of mining for the third quarter was approximately $832 per ounce despite challenging but improving strip ratios. We continue progressing toward our production cost target of $750 per ounce for 2014.”

Production

During the third quarter of 2014, the Company poured 4,997 ounces of gold and 61,001 ounces of silver. The Company mined approximately 1.1 million tons of material (mineralized material and waste). Total mineralized material delivered to the leach pad was over 191 thousand tons, an over 55% increase in material delivered to the crusher from the previous quarter. Our key operating measures are trending positively, as shown below:

	Average Gold Grades	Average Silver Grades		Average Metallurgical Recovery		Strip Ratio
Q1 '13	0.018	0.258	Q1 '13	70%	Q1 '13	1.57
Q2 '13	0.017	0.344	Q2 '13	70%	Q2 '13	1.56
Q3 '13	0.025	0.449	Q3 '13	68%	Q3 '13	2.92
Q4 '13	0.025	0.406	Q4 '13	68%	Q4 '13	2.91
Q1 '14	0.024	0.345	Q1 '14	74%	Q1 '14	3.61
Q2 '14	0.034	0.546	Q2 '14	76%	Q2 '14	6.74
Q3 '14	0.026	0.550	Q3 '14	80%	Q3 '14	4.82

Exploration and Development

Our geological and engineering teams have advanced our understanding of the Lucerne geology significantly in the last six months. A tremendous amount of pre-drilling development, including detailed geological cross section and level plans for the substantial majority of the first phase of the East side expansion, resulted in expanded resource targets. Our teams have identified additional mineralized materials on and near the surface throughout certain prior mine workings including the historic Woodville Bonanza area. When finalized, these activities will lower the cost and increase the effectiveness of our upcoming drilling program in Lucerne. We are planning a technical press release with further geological details later this month coincident with the commencement of the drilling program.

Mr. De Gasperis concluded, “Our fourth quarter mine plan is significantly enhanced, with continued good grades, lower strip ratios, lower variation and lower costs. We expect to be cash positive from operations and after capital expenditures in the fourth quarter, our most important measurement. The recent geological expansions and modeling into the East-side of Lucerne coupled with the recent permit expansions over that area, position the Company extremely well for continued growth in 2015.”

Conference Call

The Company will host a brief conference call on October 7, 2014 at 8:00 a.m. Pacific Time/11:00 a.m. Eastern Time to provide a business update.
The live call will include a moderated Q&A, after the prepared remarks. The dial-in telephone numbers for the live audio are as follows:
North American Toll Free: 1-866-253-4737
Canada Local / International: 416-849-4292
The audio will be available, usually within 24 hours of the call, and for 30 days thereafter, at
http://www.comstockmining.com/investors/investor-library

About Comstock Mining Inc.

Comstock Mining Inc. is a producing, Nevada-based, gold and silver mining company with extensive, contiguous property in the Comstock District. The Company began acquiring properties in the Comstock District in 2003. Since then, the Company has consolidated a significant portion of the Comstock District, amassed the single largest known repository of historical and current geological data on the Comstock region, secured permits, built an infrastructure and commenced production in 2012. The Company continues acquiring additional properties in the district, expanding its footprint and creating opportunities for further exploration, development and mining. The near term goal of our business plan is to deliver stockholder value by validating qualified resources (measured and indicated) and reserves (proven and probable) of at least 3,250,000 gold equivalent ounces from our first two resource areas, Lucerne and Dayton, achieve initial commercial mining and processing operations in the Lucerne Mine with annual production rates of approximately 40,000 gold equivalent ounces and significantly grow the commercial development of our operations through coordinated, district wide plans that are economically feasible and socially responsible.

Forward-Looking Statements
This press release and any related calls or discussions may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Comstock. Forward-looking statements include statements about matters such as: future industry market conditions; future changes in our exploration activities, production capacity and operations; future exploration, production, operating and overhead costs; operational and management restructuring activities (including implementation of methodologies and changes in the board of directors); capital expenditures and their impact on us; productivity, business process, rationalization, investment, acquisition, consulting, operational, tax, financial and capital projects and initiatives; contingencies; environmental compliance and changes in the regulatory environment; offerings, sales and other actions regarding debt or equity securities; and future working capital, costs, revenues, business opportunities, debt levels, cash flows, margins, earnings and growth.

The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “plan,” “should,” “intend,” “may,” “will,” “would,” “potential” and similar expressions identify forward-looking statements, but are not the exclusive means of doing so. These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical and current trends, current conditions, possible future developments and other factors they believe to be appropriate. Forward-looking statements are not guarantees, representations or warranties and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements. Some of those risks and uncertainties include the risk factors discussed in Item 1A, “Risk Factors” of our annual report on Form 10-K. Occurrence of such events or circumstances could have a material adverse effect on our business, financial condition, results of operations or cash flows or the market price of our securities. All subsequent written and oral forward-looking statements by or attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. We undertake no obligation to publicly update or revise any forward-looking statement.

Neither this press release nor any related calls or discussions constitutes an offer to sell or the solicitation of an offer to buy any securities.

Contact information for Comstock Mining Inc.: PO Box 1118 Virginia City, NV 89440
questions@comstockmining.com
http://www.comstockmining.com

Corrado De Gasperis		Kimberly Shipley
President & CEO		Manager of Investor Relations
Tel (775) 847-4755		Tel (775) 847-0545
degasperis@comstockmining.com		shipley@comstockmining.com